CODE OF ETHICS                                                        EXHIBIT 14

              CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER, CHIEF
                    FINANCIAL OFFICER, AND FINANCIAL MANAGERS

21st Century Insurance Group has a Code of Business Conduct applicable to all directors and employees of the Company and its subsidiaries. The Company's Chief Executive Officer (the "CEO"), Chief Financial Officer (the "CFO"), and all financial managers are bound by the provisions set forth therein relating to honest and ethical conduct, including the handling of conflicts of interest and compliance with applicable laws, rules and regulations. In addition to the Code of Business Conduct, the Company's CEO, CFO, and financial managers are subject to the following additional specific policies:

     1. The CEO, CFO, and financial managers are responsible for maintaining the Company's accounting records in accordance with all applicable laws, and the accounting records are proper, supported, classified, and do not contain any false or misleading entries.

     2. The CEO, CFO, and financial managers are responsible for the Company's system of internal financial controls and shall promptly bring to the attention of the Disclosure Committee and/or where deemed appropriate, directly to the Audit Committee, any information he or she may have concerning

          a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data, and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal control over financial reporting.

     3. The CEO, CFO and all financial managers are responsible for full, fair, accurate, timely and understandable disclosure in

          a) reports and documents that the Company files with or submits to the SEC, and

          b) the Company's other communications with the public, including both written and oral disclosures, statements and presentations.

     4. The CEO, CFO and all financial managers are not permitted, directly or indirectly, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew or was unreasonable in not knowing that such action could, if successful,


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          result  in  rendering such financial statements materially misleading.
          For purposes of this Code of Ethics, actions that "could, if successful, result in rendering such financial statements materially misleading" include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate, or mislead an auditor:

          a) to issue a report on the Company's financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other applicable standards);

          b) not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;

          c)   not  to  withdraw  an  issued  report;  or

          d)   Not  to  communicate  matters  to  the  Audit  Committee.

     5. In addition to their obligations under the Code of Business Conduct and Ethics, the CEO, CFO and each financial manager shall promptly bring to the attention of the General Counsel or, where he or she deems it appropriate, directly to the Audit Committee any information he or she may have concerning

          a) evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company or its employees or agents, or

          b)   any  violation  of  this  Code  of  Ethics.

     6. The CEO, CFO, and financial managers shall not compete with the Company and may never let business dealings on behalf of the Company be influenced, or even appear to be influenced, by personal or family interests. The CEO, CFO and financial managers shall promptly bring to the attention of the General Counsel or the Chief Compliance Officer any information he or she may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.


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     7.   The  Company  is  committed  to complying with both the letter and the spirit of all applicable laws, rules and regulations. The Company intends to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery.

Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code of Ethics, including failures to report potential violations by others, are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.

     8. The Company will strive to keep confidential the identity of anyone reporting a possible violation. To facilitate the fullest compliance possible, and encourage employees to ask questions when presented with potential violations, the Company will not tolerate retaliation against any employee asking questions or making a good faith report in an attempt to comply with this Code. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees are required to cooperate with internal investigations of misconduct and unethical behavior.

     9. Any waiver of this Code of Ethics may be made only by the Audit Committee and will be promptly disclosed as required pursuant to federal securities laws, regulations and applicable listing standards.


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